amalgamated
FINANCIAL CORP.

Source: *Amalgamated Financial Corp.*

April 23, 2024 17:28 ET

CORRECTION: Amalgamated Financial Corp. Announces a 20% Quarterly Dividend Increase

NEW YORK, April 23, 2024 (GLOBE NEWSWIRE) -- In a release issued today by Amalgamated Financial Corp., (Nasdaq: AMAL), please note that the percentage increase of the dividend has been updated to 20%, the dividend has changed to $0.12 per common share, and the record date and payable dates have been adjusted to May 8, 2024 and May 22, 2024, respectively. The corrected release follows:

Amalgamated Financial Corp. ("Amalgamated" or the "Company") (Nasdaq: AMAL) today announced that its Board of Directors has authorized a 20% increase in the Company's quarterly dividend to $0.12 per common share, payable by the Company on May 22, 2024, to stockholders of record on May 8, 2024. The amount and timing of any future dividend payments to stockholders will be subject to the discretion of the Board of Directors.

About Amalgamated Financial Corp.

Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of December 31, 2023, our total assets were $8.0 billion, total net loans were $4.3 billion, and total deposits were $7.0 billion. Additionally, as of December 31, 2023, our trust business held $41.7 billion in assets under custody and $14.8 billion in assets under management.

Investor Contact:
Jamie Lillis
Solebury Strategic Communications
shareholderrelations@amalgamatedbank.com
800-895-4172

Source: Amalgamated Financial Corp.